Exhibit 23.4

CONSENT

The undersigned hereby consents to being named in the registration statement on Form S-1 (Registration No. 333-229164) and in all subsequent amendments and post-effective amendments or supplements thereto and in any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act (the “Registration Statement”) of Exeter Finance Corporation, a Delaware corporation (the “Company”), as an individual to become a director of the Company and to the inclusion of her biographical information in the Registration Statement.

Date: February 7, 2019

/s/ Jason Kulas
Jason Kulas